Exhibit 99.2

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the inclusion of our fairness opinion as Annex C to the Joint Proxy Statement/Prospectus forming part of the Registration Statement on Form S-4 relating to the proposed merger of UpState New York Bancorp, Inc. and its wholly-owned subsidiary USNY Bank with and into Norwood Financial Corp. and its wholly owned bank subsidiary, Wayne Bank and to the references to such opinion and our firm’s name in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

March 16, 2020

4 Tower Bridge • 200 Barr Harbor Drive • West Conshohocken • PA 19428-2979

phone (610) 832-1212 • fax (610) 832-5301 • www.boenninginc.com • Member FINRA/SIPC